Exhibit 99.1

Press Release
	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422
FOR IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600
POWELL INDUSTRIES ANNOUNCES NEW APPOINTMENTS
Appointment of Director
Appointment of Principal Accounting Officer
HOUSTON, TX — SEPTEMBER 19, 2011 — Powell Industries, Inc. (the “Company”) (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, announced that on September 13, 2011 the Company’s Board of Directors (the “Board”) appointed Scott E. Rozell as a Director, with his appointment effective as of September 13, 2011, for the term expiring at the next annual meeting of stockholders in 2012.
     Since 2001, Mr. Rozzell has been the Executive Vice President & General Counsel of CenterPoint Energy. From 1975 to 2001, Mr. Rozzell was a lawyer in the Houston office of Baker Botts LLP, where he chaired the firm’s energy department. Mr. Rozzell received a BA from Southern Methodist University in 1971 and a JD from the University Of Texas School Of Law in 1975.
     Mr. Rozzell will be a member of the Company’s 2012 director class. Upon the effectiveness of his election on September 13, 2011, Mr. Rozzell received an initial grant of restricted stock equal to 1,500 shares (based on the 2,000 shares annual grant pro-rated for the remainder of his year of service that ends on the next annual grant date). This option grant is pursuant to the Company’s Non-Employee Director Restricted Stock Plan and will vest over the next two regular annual grant dates. As a non-employee director, he will also be entitled to the fees payable to all other non-employee directors, including a quarterly retainer of $3,750 and the fees payable for attending board meetings and any committee meetings he may attend in the future.
     On September 13, 2011, the Board appointed Milburn E. Honeycutt, the Company’s Vice President and Corporate Controller, to the additional role of Principal Accounting Officer,

effective immediately, replacing Don R. Madison in the role of Principal Accounting Officer. Mr. Madison will continue his roles as Chief Administrative Officer and Chief Financial Officer of the Company and as Principal Financial Officer of the Company.
     Mr. Honeycutt has served as Vice President and Corporate Controller of the Company since April 15, 2005. From October 2003 through April 2005, Mr. Honeycutt served as Vice President and Controller of Synagro Technologies, Inc. Prior to that, Mr. Honeycutt served in several capacities with Comfort Systems USA, Inc., including Senior Vice President of Finance, Operations, and Corporate Controller.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
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